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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported) July 11, 2001

COMMERCE ONE, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-1131806 (Commission File Number)	94-3392885 (IRS Employer Identification No.)
4440 Rosewood Drive, Pleasanton, California 94588 (Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code (925) 520-6000
New Commerce One Holding, Inc. (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

    On July 11, 2001, Commerce One Operations, Inc. (formerly, prior to the reorganization, Commerce One, Inc.) ("Commerce One") completed a reorganization into a holding company structure by means of a merger with and into a wholly-owned subsidiary of the registrant, Commerce One, Inc. (formerly, prior to the reorganization, New Commerce One Holding, Inc.) ("New Commerce One"), pursuant to an Agreement and Plan of Merger, dated April 25, 2001 by and among Commerce One, New C1 Merger Corporation and New Commerce One. The reorganization was completed under the terms of agreements with Ford Motor Company, General Motors Corporation, DaimlerChrysler AG and other automakers in connection with the formation of Covisint, an e-marketplace for automakers, their suppliers and others.

    Upon completion of the reorganization, Commerce One became a wholly owned subsidiary of New Commerce One and changed its name to Commerce One Operations, Inc. Holders of Commerce One, Inc. (and the associated right under Commerce One's stockholder rights plan) received one share of New Commerce One Holding, Inc. Common Stock for each share of Commerce One, Inc. common stock (and associated right) held by such stockholder prior to the reorganization. New Commerce One Holding, Inc. stock began trading on the Nasdaq Stock Market in place of Commerce One, Inc. without interruption under the same trading symbol, "CMRC." Prior to the reorganization, the board of directors issued a dividend of one right under Commerce One's stockholder rights plan per share of common stock held by Ford and General Motors.

    New Commerce One will continue the business and operations of Commerce One as the parent holding company of Commerce One.

    Stockholders do not need to exchange certificates in connection with the reorganization. Stock certificates that formerly represented shares of Commerce One common stock and associated rights will now automatically represent shares of New Commerce One common stock and associated rights.

Item 7. Financial Statements and Exhibits

    (a) Financial Statements of Business Acquired.

    The financial statements contained herein are the historical financial statements of Commerce One, Inc., which, effective upon the holding company reorganization on July 11, 2001, became a wholly-owned subsidiary of the Registrant, and changed its name to Commerce One Operations, Inc.

CONTENTS

Page
Condensed Consolidated Financial Statements (unaudited):
Condensed Consolidated Balance Sheets as of March 31, 2001 and December 31, 2000	F-1
Condensed Consolidated Statements of Operations for the three months ended March 31, 2001 and 2000	F-2
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and 2000	F-3
Notes to Condensed Consolidated Financial Statements for the three months ended March 31, 2001 and 2000	F-4
Consolidated Financial Statements:
Report of Ernst and Young LLP, Independent Auditors	F-9
Consolidated Balance Sheets as of December 31, 2000 and 1999	F-10
Consolidated Statements of Operations for the Years Ended December 31, 2000, 1999 and 1998	F-11
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit) for the Years Ended December 31, 2000, 1999 and 1998	F-12
Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998	F-14
Notes to Consolidated Financial Statements for the Years Ended December 31, 2000, 1999 and 1998	F-15
Schedule II—Valuation and Qualifying Accounts	F-36

Commerce One, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2001	December 31, 2000
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$130,699	$215,189
Short term investments	118,674	126,251
Accounts receivable, net	167,869	154,858
Prepaid expenses and other current assets	20,739	16,470

Total current assets	437,981	512,768
Property and equipment, net	114,566	95,143
Goodwill and other intangible assets, net	2,251,444	2,416,230
Investments and other assets	38,213	46,414

Total assets	$2,842,204	$3,070,555

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,144	$26,408
Accrued compensation and related expenses	34,893	44,825
Current portion of notes payable	4,510	1,856
Deferred revenue	51,684	112,308
Other current liabilities	85,381	81,408

Total current liabilities	218,612	266,805
Notes payable	19,000	4,339
Stockholders' equity:
$0.0001 par value, Preferred Stock 50,000,000 shares authorized; $0.0001 par value, Common Stock 950,000,000 shares authorized; 196,639,641 and 194,894,434 issued and outstanding at March 31, 2001 and December 31, 2000, respectively, excluding 28,800,000 to be issued under contractual obligations as of December 31, 2000 and March 31, 2001.	3,410,634	3,401,487
Deferred stock compensation	(129,432)	(153,630)
Note receivable from stockholder	(129)	(129)
Accumulated other comprehensive loss	(444)	(814)
Accumulated deficit	(676,037)	(447,503)

Total stockholders' equity	2,604,592	2,799,411

Total liabilities and stockholders' equity	$2,842,204	$3,070,555

See notes to condensed consolidated financial statements.

F–1

Commerce One, Inc.

Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2001	2000
Revenues:
License fees	$69,414	$27,121
Services	100,859	7,888

Total revenues	170,273	35,009

Costs and expenses:
License fees	23,934	1,099
Services	81,008	10,816
Sales and marketing	59,205	19,204
Product development	29,712	14,154
General and administrative	23,951	3,686
Purchased in-process research and development	—	5,142
Restructuring costs	14,099	—
Amortization of deferred stock compensation	24,348	4,199
Amortization of goodwill and other intangible assets	142,755	21,895

Total costs and expenses	399,012	80,195

Loss from operations	(228,739)	(45,186)
Interest income, net	2,805	1,541

Net loss before income taxes	(225,934)	(43,645)
Provision for income taxes	2,600	—

Net loss	$(228,534)	$(43,645)

Basic and diluted net loss per share	$(1.02)	$(0.29)

Shares used in calculation of basic and diluted net loss per share	223,820	151,420

See notes to condensed consolidated financial statements.

F–2

Commerce One, Inc.

Condensed Consolidated Statement of Cash Flows
(unaudited)
(In thousands)

	Three Months Ended March 31,
	2001	2000
Operating activities:
Net loss	$(228,534)	$(43,645)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,695	1,536
Purchased in-process research and development	—	5,142
Amortization of Technology Agreement	22,065	—
Amortization of deferred stock compensation	24,348	4,199
Amortization of goodwill and other intangible assets	142,755	21,895
Loss on investments	1,468	—
Reclassification of deal costs to goodwill and common stock	(708)	—
Change in assets and liabilities:
Accounts receivable, net	(13,010)	(10,675)
Prepaid expenses and other current assets	(4,269)	(2,254)
Accounts payable	15,736	1,192
Accrued compensation and related expenses	(9,932)	3,978
Other current liabilities	10,676	3,532
Deferred revenue	(60,624)	5,636

Net cash provided by (used in) operating activities	(89,334)	(9,464)

Investing activities:
Purchase of property and equipment, net	(23,386)	(9,718)
Purchase of short term investments	(37,329)	(234)
Proceeds from the maturity of short term investments	44,962	20
Proceeds in connection with Technology Agreement	675	—
Business combinations, net of cash acquired	—	(28,391)
Other investments	—	(2,750)

Net cash used in investing activities	(15,078)	(41,073)

Financing activities:
Proceeds from issuance of common stock, net	2,310	23,150
Payments on notes payable	(1,684)	(98)
Proceeds from notes payable	19,000	—
Payments on capital lease obligations	(19)	(192)

Net cash provided by financing activities	19,607	22,860

Effect of foreign currency translation on cash and cash equivalents	315	(124)

Net increase (decrease) in cash	(84,490)	(27,801)
Cash at beginning of period	215,189	51,792

Cash at end of period	$130,699	$23,991

Supplemental disclosures:
Interest paid	$105	$55
Noncash investing and financing activities:
Deferred compensation related to stock option grants and options assumed in business combinations	$—	$19,320

Issuance of preferred stock, common stock and assumption of stock options in connection with business combinations	$—	$137,929

Issuance of common stock related to contingent consideration in connection with business combinations	$6,686	$—

Deferred compensation related to stock option grants	$150	$—

See notes to condensed consolidated financial statements.

F–3

Commerce One, Inc.
Notes to Condensed Consolidated Financial Statements

1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments consisting of normal recurring adjustments, considered necessary for a fair presentation, have been included. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending December 31, 2001.

    We have one business segment which provides business-to-business electronic commerce solutions that use the Internet to link buyers and sellers of business goods and services into real-time trading communities.

    For further information, refer to the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2000 which are included in this Current Report on Form 8-K.

2. BASIC AND DILUTED NET LOSS SHARE

    Basic and diluted net loss per share information for all periods is presented under the requirements of FASB Statement No. 128, "Earnings per Share" ("FAS 128"). Basic earnings per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares that may be repurchased, and excludes any dilutive effects of options, warrants, and convertible securities. Potentially dilutive issuances have also been excluded from the computation of diluted net loss per share, as their inclusion would be antidilutive.

    The calculation of basic and diluted net loss per share is as follows (in thousands, except per share amounts):

	Three Months Ended March 31,
	2001	2000
Net loss	$(228,534)	$(43,645)

Weighted average shares of common stock outstanding	224,836	153,420
Less: Weighted average shares that may be repurchased	(1,016)	(2,000)

Weighted average shares of common stock outstanding used in computing basic and diluted net loss per share	223,820	151,420

Basic and diluted net loss per share	$(1.02)	$(0.29)

3. COMPREHENSIVE INCOME (LOSS)

    Financial Accounting Standards Board (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards of reporting and display of comprehensive income and its components of net income and "Other Comprehensive Income." "Other Comprehensive Income" refers to revenues, expenses and gains and losses that are not included in net income but rather are recorded directly in

F–4

stockholders' equity. The components of comprehensive loss for the three months ended March 31, 2001 and 2000 were as follows (in thousands):

	Three Months Ended March 31,
	2001	2000
Net loss	$(228,534)	$(43,645)
Unrealized loss on investments	56	20
Foreign currency translation adjustment	314	(124)

Comprehensive loss	$(228,164)	$(43,749)

4. RESTRUCTURING COSTS

    We have incurred costs associated with our efforts to optimize and streamline our business. These costs include severance pay, outplacement services, benefits continuation, office closure expenses, and retention bonuses for key employees.

    On February 15, 2001 the Company committed to closing one of its offices and accrued approximately $9.4 million for the difference between the remaining payments under this operating lease and projected sub-lease receipts. As of March 31, 2001 nothing has been charged against this accrual.

    The Company has also been rationalizing its business through a reduction in headcount. The related severance costs, consisting primarily of separation payments, outplacement services, benefits continuation, and retention bonuses were approximately $4.7 million.

5. INVESTMENTS

    The Company has made several strategic investments in privately held companies and one publicly traded company. The Company holds less than a 5% interest in each of these companies and does not have a significant influence over these companies. Investments in private companies are recorded at cost. Investments in publicly traded companies are carried at fair value, based on quoted market prices, with unrealized gains and losses recorded in equity. These investments are periodically evaluated for declines in value which are considered other than temporary. During the quarter ended March 31, 2001 the Company recorded investment losses of approximately $1.5 million related to declines in value considered other than temporary.

6. MICROSOFT ALLIANCE

Microsoft Alliance

    On March 15, 2001, the Company entered into an alliance agreement with Microsoft Corporation pursuant to which we will develop new product offerings to showcase Microsoft.NET platform and Framework. The parties also agreed to engage in joint engineering, sales and marketing of the products. In addition, Microsoft has extended to Commerce One a two-year, interest-free loan of $25 million from which the Company can draw upon as necessary to fund the development of our e-marketplace solutions for the Microsoft.NET platform. As of March 31, 2001 the Company has borrowed $19 million against this facility.

7. SUBSEQUENT EVENTS

Stock Option Exchange Program

    On March 5, 2001, we announced a voluntary stock option exchange program for our employees. Under the program, our employees were given the opportunity to elect to cancel outstanding stock

F–5

options held by them in exchange for an equal number of replacement options to be granted at a future date. The elections to cancel options were effective on April 6, 2001. The exchange resulted in the voluntary cancellation by 2,307 employees of 24,585,051 employee stock options with varying exercise prices in exchange for the same number of replacement options. The replacement options will have the same terms and conditions as each optionee's cancelled options, including the vesting schedule and expiration date of the cancelled options, except that: (1) the replacement options will be granted no earlier than October 8, 2001 and no later than December 7, 2001, (2) the replacement options will have an exercise price equal to the fair market value of our common stock on the date of the grant, (3) the replacement options will be nonstatutory stock options, and (4) the optionee must be an employee of Commerce One or a subsidiary on the date of grant of the replacement options in order to receive replacement options. Employees were eligible to participate in the program, although Board members and consultants were ineligible. We believe it will not incur any compensation charge for accounting purposes in connection with the program.

Stockholders' Rights Agreement

    In March 2001, the Board of Directors of the Company approved a Stockholders' Rights Plan. Under the plan, Commerce One will issue a dividend of one right for each share of common stock of the Company held by stockholders of record as of the close of business on April 30, 2001. The rights will initially trade with Commerce One's common stock. Each right will entitle stockholders to purchase a fractional share of Commerce One's preferred stock for an exercise price of $70. However, the rights are not immediately exercisable and will generally become exercisable if a person or group acquires beneficial ownership of 15 percent or more of Commerce One's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of Commerce One's common stock. The rights will become exercisable by holders, other than the unsolicited third party acquiror, for shares of Commerce One or of the third party acquiror having a value of twice the right's then-current exercise price. The rights are redeemable by Commerce One and will expire on April 30, 2011. The Rights Plan was not adopted in response to any effort to acquire control of the Company.

Acquisition of Exterprise, Inc.

    On March 20, 2001, we signed definitive agreements to acquire Exterprise, Inc., ("Exterprise") a provider of platform solutions that enable the rapid development and deployment of new e-commerce applications for e-marketplaces. The acquisition is structured as a merger and will be accounted for as a purchase transaction. The agreement provides that the Company will issue up to 7.5 million shares of our common stock for all outstanding equity securities of Exterprise. The acquisition is subject to Exterprise stockholder approval, regulatory approval and other customary closing conditions.

Covisint Agreements

    In December 2000, Commerce One, Ford Motor Company (Ford), General Motors Corporation (GM), DaimlerChrysler AG, Renault S.A. and Nissan Motor Co., Ltd. entered into several agreements relating to the formation of Covisint, LLC ("Covisint"), a Delaware limited liability company. Covisint is a business-to-business e-marketplace for procurement of goods and services by automakers, their suppliers and others. In connection with the formation of Covisint, the parties entered into a Technology Agreement pursuant to which Commerce One will indirectly license software and provide professional services and support and maintenance services to Covisint in exchange for cash compensation and a share of Covisint's e-marketplace revenue over a ten-year period. The Technology Agreement also includes certain exclusivity commitments of Covisint and Commerce One.

    In connection with the formation of Covisint, under the terms of a Formation Agreement, Commerce One agreed to undergo a corporate restructuring into a holding company. The holding company restructuring is subject to the approval of the stockholders of Commerce One. If the

F–6

restructuring is approved, all of Commerce One's outstanding shares of common stock will automatically be converted into shares of common stock of the holding company at a one-for-one conversion rate. As a result, Commerce One will become a wholly owned subsidiary of the new holding company. The holding company will continue the business of Commerce One and become the publicly traded entity. Subject to certain conditions relating to stockholder approval of the transaction, the holding company will receive a two percent equity interest in Covisint. Commerce One's agreements relating to Covisint generally replace Commerce One's agreements relating to GM TradeXchange. Upon the execution of the Formation Agreement, the Commerce One holding company issued 14.4 million shares of its common stock to Ford and 14.4 million shares of its common stock to GM. Half of each of Ford's and GM's shares will be held in escrow and will be released to Ford and GM in December 2002, unless certain conditions under the Formation Agreement are not satisfied, in which case the shares will be released in June 2004.

    In addition, pursuant to a Standstill and Stock Restriction Agreement entered into between Commerce One, the new holding company, Ford and GM, all of the shares of stock issued to Ford and GM will generally be subject to transfer restrictions for three years subject to certain exceptions. Ford and GM have also agreed to certain "standstill" restrictions that will generally limit their ability to acquire individually more than 9.95%, or collectively more than 19.9%, of Commerce One's outstanding common stock for three years, and individually 12.5% and collectively 25% thereafter. In addition, for a period of three years, Ford and GM generally agreed to vote their shares in accordance with the recommendations of Commerce One's Board of Directors with respect to nominees to the Board of Directors and increases in Commerce One authorized capital stock and amendments to stock option plans and employee stock purchase plans approved by Commerce One's Board of Directors. Under a Registration Rights Agreement entered into between Commerce One, Ford and GM, Ford and GM are entitled to registration rights generally beginning after three years, subject to certain exceptions.

    If the restructuring is not approved by Commerce One's stockholders, the Covisint agreements will remain in place. Commerce One will in that case remain a publicly traded entity and will issue a total of 28.8 million shares of Commerce One common stock directly to Ford and GM in exchange for the 28.8 million shares of the holding company common stock currently held by them. In either event, the shares of Commerce One common stock issued to Ford and GM will be subject to similar escrow, standstill and voting provisions, and will be entitled to the same registration rights described above whether or not the corporate restructuring takes place.

    Commerce One has recorded in stockholders' equity the fair value of its contractual obligation to issue 28.8 million shares of common stock to GM and Ford (either through the restructuring transaction or directly) in the amount of $880,200,000. This amount was determined based on the fair value of the underlying Commerce One common shares on the date the agreements were entered into, less a discount for the escrow and transfer restrictions described above. This amount was allocated to rights under the Technology Agreement ($849,350,000) and the rights to obtain an equity interest in Covisint ($30,850,000). In addition the Company incurred $1,582,000 in transaction related costs. The amounts allocated to the Technology Agreement and the related transaction costs are included in intangible assets and are being amortized by charges to operating costs and expenses by the straight-line method over the ten-year term of the agreement. The amount allocated to the rights to obtain an equity interest in Covisint is included in investments and other assets.

SAP Investment

    On June 28, 2001, Commerce One, Inc., New Commerce One Holding, Inc. ("New Commerce One Holding") and SAP Aktiengesellschaft ("SAP AG") entered into a share purchase agreement and related agreements providing for Commerce One's issuance of 47,484,767 shares of its common stock to SAP AG at a purchase price of $4.75 per share, for a total purchase price of approximately

F–7

$225 million. The agreements were entered into in connection with an amendment to the strategic alliance agreement between Commerce One and SAP AG. The transaction is subject to customary closing conditions, including the receipt of Hart-Scott-Rodino antitrust approval and the continuing effectiveness of the strategic alliance agreement.

    SAP AG is generally prohibited from transferring its shares for three years from the date of the closing, although it may sell up to 10% of its shares during the first year after the closing, up to 30% during the second year and up to 50% during the third year, subject to certain limitations on open market sales and transfers to persons who after the transfer will hold in excess of 10% of Commerce One's voting power. These restrictions on transfer terminate on the earliest to occur of a change of control of Commerce One, the termination of the strategic alliance agreement (other than as a result of a material breach of the strategic alliance agreement by SAP AG) and the third anniversary of the agreements. SAP AG is also prohibited from transferring the shares to a competitor of Commerce One for six years from the closing date, except in open market transactions. Commerce One has a right of first refusal on any private sale of shares by SAP AG for 54 months following the closing.

    SAP AG also agreed to certain standstill restrictions that, for three years following the date of share purchase agreement, generally restrict SAP AG's ability to acquire more than 23% of Commerce One's outstanding common stock, seek control of Commerce One, or participate in groups with respect to the holding or voting of Commerce One's stock. The standstill obligations terminate prior to three years from the date of the share purchase agreement upon the occurrence of certain events, such as a change of control of Commerce One or the acquisition of more than 15% of Commerce One by certain named competitors of SAP AG. These obligations are also suspended in the event of an offer for such a change of control or acquisition, but will be reinstated if the offer is withdrawn or terminated. SAP AG also remains subject to the operation of Commerce One's shareholder rights plan, which was amended to permit SAP AG to beneficially own shares of Commerce One common stock up to the 23% standstill limit.

    Until the earlier of three years from the closing or the end of the standstill period, SAP AG has the right to maintain its pro rata ownership of Commerce One's outstanding shares in the event Commerce One issues additional securities in a private transaction. In addition, SAP AG is entitled to certain registration rights, after one year with respect to shares purchased by SAP AG from Commerce One prior to the transaction, and after two years with respect to the other shares it currently owns, shares acquired in the transaction and any shares it acquires from Commerce One in the future. SAP AG also received the right to nominate a director for election to Commerce One's board of directors for as long as SAP AG owns ten percent or more of Commerce One's common stock. If SAP AG is entitled to nominate a director but no director is nominated or available to attend a meeting of Commerce One's board of directors, SAP AG may send an observer to attend. SAP AG also generally agreed to vote its shares in proportion with the other stockholders of Commerce One only with respect to nominees to Commerce One's board of directors and stockholder proposals to amend or rescind Commerce One's rights plan or SAP AG's standstill agreement during the standstill period. There are no other restrictions on SAP AG's voting rights.

    The number of shares of common stock to be sold to SAP AG may be reduced if Commerce One stockholder approval for the sale would be required under Delaware law or the rules of the Nasdaq Stock Market, but in no event shall less than 40,000,000 shares be sold. Upon Commerce One's reorganization into a holding company, New Commerce One Holding will assume the obligations of Commerce One under the agreements.

    The above summary is not complete and is qualified in its entirety by the terms of Share Purchase Agreement, Standstill and Stock Restriction Agreement and Investor Rights Agreement which are filed as exhibits to New Commerce One Holdings Current Report on Form 8-K filed with the Commission on July 10, 2001.

F–8

REPORT OF ERNST AND YOUNG LLP, INDEPENDENT AUDITORS

To The Board of Directors and Stockholders
Commerce One, Inc.

    We have audited the accompanying consolidated balance sheets of Commerce One, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commerce One, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Walnut Creek, California
January 18, 2001
Except for Note 16,
as to which the date
is March 20, 2001

F–9

COMMERCE ONE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	DECEMBER 31,
	2000	1999
ASSETS
Current assets:
Cash and cash equivalents	$215,189	$51,792
Short term investments	126,251	72,814
Accounts receivable, net	154,858	15,845
Prepaid expenses and other current assets	16,470	4,656

Total current assets	512,768	145,107
Property and equipment, net	95,143	11,892
Investments and other assets	46,414	—
Goodwill and other intangible assets, net	2,416,230	227,611

Total assets	$3,070,555	$384,610

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,408	$6,885
Accrued compensation and related expenses	44,825	3,972
Current portion of notes payable	1,856	411
Deferred revenue	112,308	40,414
Other current liabilities	81,408	15,945

Total current liabilities	266,805	67,627
Notes payable	4,339	262

Commitment and Contingencies
Stockholders' equity:
Common stock, par value $0.0001, 950,000,000 shares authorized; 194,904,108 and 149,936,476 issued and outstanding at December 31, 2000 and 1999, respectively, excluding 28,800,000 shares to be issued under contractual obligations as of December 31, 2000	3,401,487	423,839
Deferred stock compensation	(153,630)	(4,110)
Note receivable from stockholder	(129)	0
Accumulated other comprehensive loss	(814)	(452)
Accumulated deficit	(447,503)	(102,556)

Total stockholders' equity	2,799,411	316,721

Total liabilities and stockholders' equity	$3,070,555	$384,610

See accompanying notes.

F–10

COMMERCE ONE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	YEARS ENDED DECEMBER 31,
	2000	1999	1998
Revenues:
License fees	$223,277	$24,571	$1,633
Services	178,519	8,986	930

Total revenues	401,796	33,557	2,563
Costs and expenses:
Cost of license fees(1)	9,221	484	—
Cost of services(2)	145,901	15,586	4,369
Sales and marketing	165,441	31,546	13,108
Product development	99,693	20,496	6,839
General and administrative	43,269	5,050	1,941
Purchased in-process research and development	5,142	9,374	—
Amortization of deferred stock compensation	39,820	2,324	1,102
Amortization of goodwill and other intangible assets	238,873	11,133	—

Total costs and expenses	747,360	95,993	27,359

Loss from operations	(345,564)	(62,436)	(24,796)
Interest income and other, net	7,017	3,302	156
Loss before income taxes	(338,547)	(59,134)	(24,640)
Provision for income taxes	6,400	4,188	—

Net loss	$(344,947)	$(63,322)	$(24,640)

Basic and diluted net loss per share	$(2.05)	$(0.74)	$(1.37)

Shares used in calculation of net loss per share	168,065	86,054	18,318

(1)
Excluding $5,689 of amortization of cost of technology agreement in 2000 and $10,137 and $1,651 of amortization of other intangible assets in 2000 and 1999 respectively.

(2)
Excluding $5,804 of amortization of other intangible assets in 2000.

See accompanying notes.

F–11

COMMERCE ONE, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

(In thousands, except share data)

	Redeemable Convertible Preferred Stock Shares	Amount	Convertible Preferred Stock Shares	Amount	Common Stock Shares	Amount
BALANCES AT DECEMBER 31, 1997	26,066,700	$20,650	2,021,040	$487	19,332,396	$159
Issuance of common stock upon exercise of stock options	—	—	—	—	462,012	56
Issuance of series D redeemable convertible preferred stock, net of issuance costs	26,600,274	29,343	—	—	—	—
Accretion of redeemable preferred stock	—	439	—	—	—	—
Deferred stock compensation	—	—	—	—	—	2,950
Amortization of deferred stock compensation	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—

BALANCES AT DECEMBER 31, 1998	52,666,974	50,432	2,021,040	487	19,794,408	3,165
Issuance of common stock upon exercise of stock options	—	—	—	—	7,431,282	1,492
Repurchase of common stock from terminated employees	—	—	—	—	(73,122)	(16)
Issuance of common stock under employee stock purchase plan	—	—	—	—	653,076	1,943
Issuance of shares in connection with business combinations	2,400,498	2,793	—	—	16,352,442	238,258
Issuance of series E preferred stock, net of issuance costs	16,552,914	23,786	—	—	—	—
Issuance of preferred stock upon exercise of warrants	3,287,938	3,895	—	—	—	—
Accretion of redeemable preferred stock	—	469	—	—	—	—
Issuance of common stock in initial public offering, net of issuance costs	—	—	—	—	22,770,000	72,549
Issuance of common stock in concurrent private placement, net of issuance costs	—	—	—	—	6,079,026	20,000
Conversion of preferred stock to common stock upon initial public offering, net of issuance costs	(74,908,324)	(81,375)	(2,021,040)	(487)	76,929,364	81,862
Deferred stock compensation	—	—	—	—	—	4,586
Amortization of deferred stock compensation	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—
Unrealized loss on investments	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—

BALANCES AT DECEMBER 31, 1999	—	—	—	—	149,936,476	$423,839
Issuance of common stock upon exercise of stock options	—	—	—	—	8,033,044	40,407
Issuance of common stock under employee stock purchase plan	—	—	—	—	1,985,340	11,221
Issuance of common stock and assumption of stock options in connection with business combinations	—	—	—	—	29,889,702	1,774,339
Notes receivable from shareholder assumed in business combination	—	—	—	—	—	—
Sale of common stock in connection with strategic partnerships, net of issuance costs	—	—	—	—	5,059,546	249,783
Contractual obligation to issue common stock in connection with Covisint agreements.	—	—	—	—	28,800,000	880,200
Deferred stock compensation	—	—	—	—	—	20,174
Amortization of deferred stock compensation	—	—	—	—	—	—
Issuance of warrants for services.	—	—	—	—	—	1,524
Net loss	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—
Unrealized loss on investments	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—

BALANCES AT DECEMBER 31, 2000	—	$—	—	$—	223,704,108	$3,401,487

See accompanying notes.

F–12

COMMERCE ONE, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

(In thousands, except share data)

	Deferred Stock Compensation	Note Receivable From Shareholder	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
BALANCES AT DECEMBER 31, 1997	$—	$—	$—	$(13,686)	$(13,040)
Issuance of common stock upon exercise of stock options	—	—	—	—	56
Issuance of series D redeemable convertible preferred stock, net of issuance costs	—	—	—	—	—
Accretion of redeemable preferred stock	—	—	—	(439)	(439)
Deferred stock compensation	(2,950)	—	—	—	$—
Amortization of deferred stock compensation	1,102	—	—	—	1,102
Net loss	—	—	—	(24,640)	(24,640)
Foreign currency translation adjustment	—	—	(50)	—	(50)

Comprehensive loss	—	—	—	—	(24,690)

BALANCES AT DECEMBER 31, 1998	$(1,848)	—	$(50)	$(38,765)	$(37,011)
Issuance of common stock upon exercise of stock options	—	—	—	—	1,492
Repurchase of common stock from terminated employees	—	—	—	—	(16)
Issuance of common stock under employee stock purchase plan	—	—	—	—	1,943
Issuance of shares in connection with business combinations	—	—	—	—	238,258
Issuance of series E preferred stock, net of issuance costs	—	—	—	—	—
Issuance of preferred stock upon exercise of warrants	—	—	—	—	—
Accretion of redeemable preferred stock	—	—	—	(469)	(469)
Issuance of common stock in initial public offering, net of issuance costs	—	—	—	—	72,549
Issuance of common stock in concurrent private placement, net of issuance costs	—	—	—	—	20,000
Conversion of preferred stock to common stock upon initial public offering, net of issuance costs	—	—	—	—	81,375
Deferred stock compensation	(4,586)	—	—	—	—
Amortization of deferred stock compensation	2,324	—	—	—	2,324
Net loss	—	—	—	(63,322)	(63,322)
Foreign currency translation adjustment	—	—	(111)	—	(111)
Unrealized loss on investments	—	—	(291)	—	(291)

Comprehensive loss	—	—	—	—	(63,724)

BALANCES AT DECEMBER 31, 1999	(4,110)	—	(452)	(102,556)	316,721
Issuance of common stock upon exercise of stock options	—	—	—	—	40,407
Issuance of common stock under employee stock purchase plan	—	—	—	—	11,221
Issuance of common stock and assumption of stock options in connection with business combinations	(169,166)	—	—	—	1,605,173
Notes receivable from shareholder assumed in business combination net of issuance costs	—	(133)	—	—	(133)
Payment of note receivable from stockholder assumed in business combination	—	4	—	—	4
Sale of common stock in connection with strategic partnerships	—	—	—	—	249,783
Contractual obligation to issue common stock in connection with Covisint agreements.	—	—	—	—	880,200
Deferred stock compensation	(20,174)	—	—	—	—
Amortization of deferred stock compensation	39,820	—	—	—	39,820
Issuance of warrants for services.	—	—	—	—	1,524
Net loss	—	—	—	(344,947)	(344,947)
Foreign currency translation adjustment	—	—	(323)	—	(323)
Unrealized loss on investments	—	—	(39)	—	(39)

Comprehensive loss	—	—	—	—	(345,309)

BALANCES AT DECEMBER 31, 2000	$(153,630)	$(129)	$(814)	$(447,503)	$(2,799,411)

See accompanying notes.

F–13

COMMERCE ONE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	YEARS ENDED DECEMBER 31,
	2000	1999	1998
Operating activities:
Net loss	$(344,947)	$(63,322)	$(24,640)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,815	2,534	1,026
Purchased in-process research and development	5,142	9,374	— -
Amortization of cost of technology agreement	5,689	— -	— -
Amortization of deferred stock compensation	39,820	2,324	1,102
Amortization of goodwill and other intangible assets	233,184	11,133	—
Amortization of warrant expense	1,524	—	—
Loss on investments	2,994	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(91,043)	(14,058)	(966)
Prepaid and other current assets	(8,402)	(3,867)	(78)
Accounts payable	13,654	5,951	47
Accrued compensation and related expenses	26,612	3,163	113
Other current liabilities	29,967	11,369	1,086
Deferred revenue	71,894	39,246	994

Net cash provided by (used in) operating activities	(97)	3,847	(21,316)
Investing activities:
Purchase of property and equipment, net	(79,158)	(11,464)	(1,560)
Note receivable from VeoSystems, Inc.	—	—	(950)
Proceeds from maturities of short term investments	82,880	18,154	—
Purchase of short term investments	(136,357)	(91,259)	—
Business combinations, net of cash acquired	8,773	(3,889)	—
Other investments	(13,199)	—	—

Net cash used in investing activities	(137,061)	(88,458)	(2,510)
Financing activities:
Proceeds from issuance of preferred stock, net	—	27,681	29,343
Proceeds from issuance of common stock, net	301,411	95,968	56
Proceeds from borrowings on notes payable	—	—	1,014
Payments on notes payable	(298)	(2,052)	(340)
Payments on capital lease obligations	(235)	(221)	(426)

Net cash provided by financing activities	300,878	121,376	29,647
Effect of foreign currency translation on cash and cash equivalents	(323)	(111)	(50)

Net increase in cash	163,397	36,654	5,771
Cash balance at beginning of period	51,792	15,138	9,367

Cash balance at end of period	$215,189	$51,792	$15,138

Supplemental disclosures:
Interest paid	$235	$384	$461

Cash paid for income taxes	$6,400	$4,188	$—

Noncash investing and financing activities:
Capital lease obligations incurred	$—	$—	$554

Deferred compensation related to stock option grants	$20,174	$4,586	$2,950

Conversion of borrowings under bank line of credit to notes payable	$—	$750	$750

Unrealized loss on short term investments	$39	$291	$—

Issuance of preferred stock, common stock and assumption of stock options in connection with business combinations	$1,774,339	$241,051	$—

Conversion of convertible preferred stock into common stock	$—	$81,862	$—

Valuation of common stock to be issued in connection with Technology Agreement	$849,350	—	—

Valuation of common stock warrant in connection with services provided	$1,524	—	—

Valuation of common stock to be issued in connection with equity interest in Covisint	$30,850	—	—

See accompanying notes.

F–14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE COMPANY

    Commerce One, Inc. (the "Company") was incorporated in the State of California in 1994. The Company operates in one business segment which provides business-to-business e-commerce solutions that use the Internet to link buyers and sellers of business goods and services into electronic communities known as "e-marketplaces". In March 1999, the Company was re-incorporated in the State of Delaware.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    The functional currency of the Company's foreign subsidiaries is the local currency. The Company translates all assets and liabilities to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenue and expenses are translated at the prior month ending exchange rate prevailing during the period. Gains and losses resulting from the translation of the foreign subsidiaries' financial statements are reported as a separate component of accumulated comprehensive other income (loss) in stockholders' equity. Net gains and losses resulting from foreign exchange transactions, which are recorded in the statement of operations, were not significant during any of the periods presented.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash equivalents are highly liquid investments with insignificant interest rate risk and maturities of three months or less at the date of purchase and are stated at amounts that approximate fair value. Cash equivalents consist principally of investments in short-term money market instruments and certificates of deposit.

SHORT TERM INVESTMENTS

    Short term investments consist principally of commercial paper, corporate notes and government notes and bonds with maturities greater than 90 days and are stated at amounts that approximate fair value.

    The Company accounts for its short term investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

    The Company has classified its short term investments as available-for-sale. Available-for-sale investments are recorded at fair value with unrealized gains and losses reported as other comprehensive income (loss) and included within accumulated other comprehensive income (loss) in the statement of stockholders' equity. Fair values of investments are based on quoted market prices, where available. Realized gains and losses, which have been immaterial to date, are included in interest and other

F–15

income and are derived using the specific identification method for determining the cost of investments sold. Dividend and interest income is recognized when earned.

    The following summarizes the fair value of the Company's short-term investments at December 31, 2000 (amounts in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$58,973	$—	$(84)	$58,889
Government notes and bonds	1,870	—	(2)	1,868
Corporate notes and bonds	55,081	104	—	55,185
Certificates of deposit	10,316	—	(7)	10,309

	$126,240	$104	$(93)	$126,251

    The following summarizes the fair value of the Company's short-term investments at December 31, 1999 (amounts in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$1,009	$—	$(3)	$1,006
Government notes and bonds	5,158	—	(45)	5,113
Corporate notes and bonds	47,347	—	(215)	47,132
Certificates of deposit	19,561	2	—	19,563

	$73,075	$2	$(263)	$72,814

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets as follows: computer and office equipment—three years; furniture and fixtures—five years; and leasehold improvements—the shorter of the remaining term of the related leases or the estimated economic useful lives of the improvements. Equipment under capital leases is amortized to depreciation expense over the shorter of the expected useful life or the related lease term.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets result from business combinations accounted for under the purchase method (Note 13). Goodwill is being amortized on a straight-line basis over estimated useful lives of four to five years. Intangible assets related to acquired technology, assembled workforce, tradenames, patents and other intangible assets are being amortized on a straight-line method over the estimated useful life of the related asset, generally one to five years. The cost of technology agreement asset relates to the Covisint agreements dated December 8, 2000 and is being amortized on a straight-line basis over the ten year term of the contract (Note 14). The Company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the assigned goodwill or other intangible assets or render the goodwill or other intangible assets impaired. If such circumstances arise, the Company would use an estimate of the undiscounted value of operating cash flows to determine whether the goodwill or other intangible assets are impaired. To date, no such impairment has been deemed to exist.

F–16

SOFTWARE DEVELOPMENT COSTS

    The Company accounts for software development costs in accordance with Financial Accounting Standards Board ("FASB") Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Development costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to product development expense in the accompanying consolidated statements of operations.

CONCENTRATION OF CREDIT RISK AND CREDIT EVALUATIONS

    Financial instruments, which potentially subject the Company to concentrations of risk, include cash, cash equivalents, short term investments and accounts receivable. The Company maintains its cash, cash equivalents and short term investments with two domestic financial institutions. For the year ended December 31, 2000, no customers accounted for more than 10% of the Company's revenues. For the years ended December 31, 1999 and December 31, 1998, three customers accounted for 21%, 15% and 11% and four customers accounted for 24%, 21%, 18% and 12% of the Company's revenues, respectively. At December 31, 2000, no customers accounted for more than 10% of accounts receivable. At December 31, 1999, three customers accounted for 42%, 17%, and 16%. The Company performs ongoing credit evaluations of its customers and does not typically require collateral or guarantees. Management establishes an allowance for doubtful accounts when it appears accounts receivable will not be collectible, and such losses to date have been within management's expectations.

REVENUE RECOGNITION

    Revenues from license agreements for the Company's software products are recognized upon delivery and acceptance of the software if there is persuasive evidence of an arrangement, collection is probable and the fee is fixed or determinable. If an acceptance period is required, license revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. The Company generally recognizes only its portion of revenues under revenue sharing arrangements for the license to customers of software developed jointly with strategic partners. When software is licensed through indirect sales channels, license fees are recognized as revenue when the software is sold by the reseller to an end user customer and the criteria described above have been met.

    Revenues from professional services under time and materials contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized on the percentage-of-completion method, with costs and estimated profits recorded as work is performed. Revenues from cost-plus-fixed-fee contracts are recognized on the basis of direct costs plus indirect costs incurred plus a fixed profit percentage. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts.

    If a customer transaction includes both software license and services elements or the rights to multiple software products, the total arrangement fee is allocated to each of the elements using the residual method, under which revenue is allocated to undelivered elements based on vendor specific objective evidence of the fair values of such undelivered elements and the residual amounts of revenue are allocated to the delivered elements.

F–17

    Revenue is recognized using contract accounting for arrangements involving customization or modification of the software or where professional services are considered necessary to the functionality of the software. Revenue from these software arrangements is recognized using the percentage of completion method.

    Software maintenance revenues and subscription fees are recognized ratably over the term of the related contract, typically one year.

    Network service fees (transaction fees, revenue sharing and hosting) which have not been significant, are recognized as earned based on customer transactions.

    Deferred revenue consists of license fees for which revenue has been deferred and prepaid fees for services, subscription fees, and maintenance and support agreements.

    The Company's revenue recognition policies are consistent with Statement of Position 97-2 "Software Revenue Recognition," as modified by Statement of Position 98-9.

STOCK-BASED COMPENSATION

    The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB25") and has adopted the disclosure-only alternative of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

ADVERTISING

    Advertising costs are expensed as incurred. Advertising expense was approximately $9,368,000, $332,000 and $219,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

INCOME TAXES

    The Company accounts for income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

    Basic and diluted net loss per share information for all periods is presented under the requirements of FASB Statement No. 128, "Earnings per Share." Basic earnings per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase, and excludes any dilutive effects of options, warrants, and convertible securities. Potentially dilutive securities have also been excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

F–18

    The calculation of basic and diluted net loss per share is as follows (in thousands, expect per share data):

	YEARS ENDED DECEMBER 31,
	2000	1999	1998
Net loss	$(344,947)	$(63,322)	$(24,640)
Preferred stock accretion	—	469	439

Loss applicable to common shareholders	$(344,947)	$(63,791)	$(25,079)
Weighted average shares of common stock outstanding	167,832	87,500	19,542
Less: weighted average shares of common stock to be issued under contractual obligations (Note 14)	(1,810)	—	—
Less: weighted average shares subject to repurchase	(1,577)	(1,446)	(1,224)

Weighted average shares of common stock outstanding used in computing basic and diluted net loss per share	168,065	86,054	18,318

Basic and diluted net loss per share	$(2.05)	$(0.74)	$(1.37)

    If the Company had reported net income, the calculation of diluted earnings per share would have included, approximately, an additional 22,231,000, 7,568,000, 1,360,000 common equivalent shares related to outstanding stock options and warrants not included above (determined using the treasury stock method) for the years ended December 31, 2000, 1999 and 1998, respectively.

EFFECTS OF NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which establishes accounting and reporting standards for derivative instruments and hedging activities. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133," which amended FAS 133 by deferring the effective date to the fiscal year beginning after June 30, 2000. In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment to FASB Statement No. 133," which amended FAS 133 with respect to four specific issues. The adoption of this statement as of January 1, 2001, did not have a material effect on the consolidated financial position, results of operation, or cash flows.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. The adoption of SAB 101 by the Company in the year ended December 31, 2000 did not have a material effect on its reported financial position or results of operations.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. As a result of FIN 44, the Company recorded

F–19

deferred stock compensation in the amount of $169,166,000 in connection with the acquisition of AppNet, Inc. (Note 13).

RECLASSIFICATIONS

    Certain prior amounts have been reclassified to conform to current year presentation.

2. ACCOUNTS RECEIVABLE

    Accounts receivable consists of the following (in thousands):

	DECEMBER 31,
	2000	1999
Accounts receivable	$149,652	$14,542
Unbilled accounts receivable	15,381	1,796

	165,033	16,338
Less allowance for doubtful accounts	10,175	493

	$154,858	$15,845

    Unbilled accounts receivable result from services provided to customers which have not yet been formally invoiced as of the reporting date. Such amounts are generally invoiced within 15 days of the end of the period in which services were provided.

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):

	DECEMBER 31,
	2000	1999
Computer and office equipment	$83,751	$12,282
Furniture and fixtures	19,275	2,694
Leasehold improvements	11,599	1,016
Construction in process	7,018	—

	121,643	15,992
Less accumulated depreciation and amortization	26,500	4,100

	$95,143	$11,892

F–20

4. GOODWILL AND OTHER INTAGIBLE ASSETS

    Goodwill and other intangible assets, which result from acquisitions accounted for under the purchase method (Note 13) and the Covisint Technology Agreement (Note 14), consists of the following (in thousands):

	DECEMBER 31,
	2000	1999
Goodwill	$1,733,093	$211,186
Technology Agreement (Note 14)	850,932	—
Core & developed technology	33,805	25,920
Assembled workforce	29,299	926
Customer contracts	11,900	—
Other	7,207	712

	2,666,236	238,744
Less accumulated amortization	(250,006)	(11,133)

Goodwill and other intangible assets, net	$2,416,230	$227,611

5. INVESTMENTS AND OTHER ASSETS

    Investments and other assets consists of the following (in thousands):

	DECEMBER 31,
	2000	1999
Rights to equity interest in Covisint (Note 14)	$30,850	$—
Strategic investments	3,603	—
Note receivable from officer	5,000	—
Other	6,961	—

	$46,414	$—

    The Company maintains certain strategic investments (generally less than 5%) in public and private companies. Investments in private companies are recorded at cost. Investments in publicly traded companies are carried at fair value, based on quoted market prices, with unrealized gains and losses recorded in equity. These investments are periodically evaluated for declines in value which are considered other than temporary. During the fourth quarter of the year ended December 31, 2000, the Company recorded investment losses of approximately $3,000,000 related to declines in value considered other than temporary.

F–21

6. OTHER ACCRUED LIABILITIES

    Other accrued liabilities consists of the following (in thousands):

	DECEMBER 31,
	2000	1999
Accruals related to business combinations	$28,529	$—
Professional fees (legal, tax, and accounting)	11,415	—
Customer deposits	9,497	10,000
Royalty, referral, and marketing commitment payables	8,289	—
Taxes payable	5,688	260
Warranty accruals	2,527	—
Other	15,463	5,685

Total other accrued liabilities	$81,408	$15,945

7. NOTES PAYABLE

    In the years ended December 31, 1998 and 1997, the Company entered into notes payable agreements with two leasing companies. The notes accrue interest monthly based on effective interest rates ranging from 18.37% to 18.50% and mature at various dates from January 2001 to January 2002. The notes are secured by the equipment acquired with the proceeds from these notes. The principal amount outstanding at December 31, 2000 under these notes is $264,000 of which the long-term portion of $41,200 is due in 2002. In addition the company assumed a note payable, with a leasing company, in connection with the AppNet acquisition. The note accrues interest at 17.7% and matures in March 2001. The notes are secured by the equipment acquired with the proceeds from these notes. The principal outstanding under this note is $10,000.

    In connection with our acquisition of AppNet, Inc., the Company assumed certain notes payables. In connection with one of AppNet's acquisitions in 1999, AppNet entered into a note payable agreement with the former owners of the acquired business. The note payable accrues interest at 6% annually and matures on January 8, 2002. The principal amount outstanding at December 31, 2000 under this note is $3,500,000. Also in connection with this acquisition, AppNet issued a note payable of $1,000,000, which accrues interest at 6% annually, to a trust established for employees of the acquired business. Since the trust is available to the Company's creditors, the trust's assets and liabilities are included in the accompanying consolidated financial statements. As such, the trust's note receivable from the Company and the trust's note payable to the employees of the acquired business have been eliminated in consolidation. As of December 31, 2000, the Company owes the trust $787,000 and is included in the accompanying consolidated financial statements. The Company accrues principal and interest due to the trust monthly. Principal and accrued interest is due to the trust on January 8, 2002. Upon maturity in January 2002, the former owners of the business, who are the trustees of the trust, will distribute the funds to the employees of the acquired business at their discretion.

    In connection with another AppNet acquisition in 1998, AppNet entered into two note payable agreements with certain former owners of the acquired business in January 2000, which related to contingent consideration due to these former owners for meeting certain revenue and profitability targets as defined in the acquisition agreement. The note payables accrue interest at 9% annually and mature on January 15, 2001. As of December 31, 2000, the principal amount outstanding under these notes is $1,633,000. In January 2001, the company repaid these notes and unpaid accrued interest to the former owners.

F–22

8. COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

    The Company leases its principal office facilities under non-cancelable operating leases. Rent expense amounted to $14,411,000, $2,321,000 and $587,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

    Capital lease obligations represent the present value of future rental payments under capital lease agreements for equipment. The original cost and accumulated depreciation on the equipment under capital leases is $1,392,000 and $1,352,532 respectively, at December 31, 2000 and $1,392,000 and $627,000, respectively, at December 31, 1999.

    Future minimum payments under operating leases at December 31, 2000 are as follows (in thousands):

YEAR ENDING DECEMBER 31,	OPERATING LEASES
2001	$31,336
2002	27,841
2003	25,418
2004	23,160
2005	21,771
Thereafter	47,596

Total minimum lease payments	$177,122

LEGAL PROCEEDINGS

    The Company is involved in disputes and litigation in the normal course of business. The Company does not believe that the outcome of any of these disputes or litigation will have a material effect on the Company's financial condition or results of operations. However, an unfavorable outcome of some or all of these matters could have a material effect on the Company's financial position or results of operations.

9. STOCKHOLDERS' EQUITY

INITIAL PUBLIC OFFERING AND CONCURRENT PRIVATE PLACEMENT OF COMMON STOCK

    On July 7, 1999, we closed our initial public offering of 22,770,000 shares of common stock at a price per share to the public of $3.50 and the concurrent private placement of 6,079,026 shares of common stock at a price per share of $3.29. The net proceeds from these transactions were $92.5 million, after deducting underwriting discounts and other offering expenses. In addition, upon completion of the initial public offering, each outstanding share of the Company's convertible preferred stock and redeemable convertible preferred stock was automatically converted into one share of common stock.

STRATEGIC RELATIONSHIP WITH SAP

    On September 18, 2000, we finalized our agreements with SAP AG and SAPMarkets, Inc. ("SAP") to jointly develop and deliver the next-generation e-business marketplace solution for the Internet economy. The agreements provide that the companies will jointly develop, market and sell e-commerce solutions. In connection with those agreements, we issued 5,059,546 shares of our common stock to SAP for an aggregate purchase price of $250 million.

F–23

STOCK SPLIT

    Upon our initial public offering, we had a one-for-two reverse stock split of issued and outstanding common and preferred stock. On November 16, 1999, the Board of Directors approved a three-for-one stock split of issued and outstanding common stock. The stock split was effected as a stock dividend for stockholders of record on December 3, 1999 and was effective December 23, 1999. On March 13, 2000, the Board of Directors approved a two-for-one stock split of common stock. The stock split was effected as a stock dividend for stockholders of record as of March 24, 2000 and was effective April 19, 2000. All preferred and common stock prices and amounts in the accompanying financial statements have been retroactively adjusted to reflect the stock splits.

STOCK OPTIONS

    In 1997, the Company adopted the Commerce One 1997 Incentive Stock Option Plan (the "1997 Plan"). The 1997 Plan replaced the Commerce One Amended and Restated 1995 Stock Plan. In 1999, the Company adopted the 1999 Nonstatutory Stock Option Plan (the "1999 Plan"). In connection with various acquisitions, the Company assumed the VEO and CommerceBid stock option plans in 1999 and the Mergent and AppNet stock option plans in 2000. The Company terminated all the assumed plans upon the assumption and no further options will be granted under them. As of December 31, 2000, the Company reserved an aggregate of 73,855,888 shares of common stock for issuance pursuant to all of its stock option plans and one standalone nonstatutory stock option agreement. All employees, including without limitation, independent contractors and directors are eligible to receive awards under the 1997 Plan. However, directors and executive officers are not eligible to receive awards under the 1999 Plan.

    Options granted under the 1997 Plan may be either incentive stock options or non-qualified stock options. The exercise price of incentive stock options granted under the 1997 Plan may not be less than the fair market value of the shares of the Company's common stock on the date of grant. However, the Administrator of the plan shall determine the exercise price of non-qualified stock options. The option holder may exercise unvested options and obtain shares of stock that are subject to a repurchase option by the Company at the original exercise price in the event of the employee's termination. The repurchase rights lapse over the period that the underlying options vest.

    Options granted under the 1999 Plan may only be non-qualified stock options and the Administrator shall determine the exercise price. Shares issued under the 1995 and VEO Plans are also subject to various restrictions as to resale.

    Under the Company's 1999 Director Option Plan, 810,000 shares of common stock have been reserved for grants of stock options under such plan. As of December 31, 2000, options to purchase 360,000 shares have been granted under the 1999 Director Option Plan.

F–24

    A summary of the Company's stock option activity under all plans is set forth below:

	NUMBER OF SHARES	WEIGHTED-AVERAGE EXERCISE PRICE PER SHARE
Outstanding at December 31, 1997	5,797,368	$0.06
Granted	7,336,500	$0.20
Exercised	(462,012)	$0.06
Canceled	(1,338,192)	$0.11

Outstanding at December 31, 1998	11,333,664	$0.14
Granted and assumed	26,288,024	$11.23
Exercised	(7,431,282)	$0.21
Canceled	(2,994,744)	$0.57

Outstanding at December 31, 1999	27,195,662	$10.43
Granted and assumed	29,023,809	$50.10
Exercised	(8,033,004)	$5.04
Canceled	(2,275,244)	$29.63

Outstanding at December 31, 2000	45,911,223	$35.49

Exercisable and vested at December 31, 2000	8,820,960	$28.16

Outstanding shares of common stock subject to repurchase at December 31, 2000	1,577,000

	Options Outstanding		Options Exercisable and Vested
Range of Exercise Prices	Number of Outstanding Option	Weighted-Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Exercisable Options	Weighted Average Exercise Price Per Share
$ 0.00 - $ 0.40	4,771,451	7.26	$0.19	1,889,590	$0.13
$ 0.67 - $ 3.50	7,414,524	8.38	$2.33	1,672,662	$2.32
$ 4.71 - $ 24.61	5,498,253	8.75	$15.42	1,036,632	$14.07
$25.31 - $ 28.81	2,746,602	9.73	$27.88	274,724	$27.56
$30.00 - $ 33.00	4,851,300	9.29	$32.70	1,053,513	$32.80
$34.17 - $ 54.69	5,032,969	9.38	$42.75	631,181	$42.48
$54.88 - $ 62.81	7,926,752	9.39	$59.75	919,951	$56.86
$64.19 - $ 75.07	5,000,268	9.36	$72.12	837,853	$73.15
$78.50 - $101.81	2,103,829	9.20	$86.94	387,099	$89.94
$104.44	565,275	9.16	$104.44	117,755	$104.44

	45,911,223	8.92	$35.49	8,820,960	$28.16

DEFERRED STOCK-BASED COMPENSATION

    The Company recorded deferred stock compensation of approximately $189,340,000 (of which $169,166,000 is related to acquisitions), $4,586,000 and $2,950,000 during the years ended December 31, 2000, 1999 and 1998, respectively, representing the difference between the exercise price and the deemed fair value of certain of the Company's stock options granted to employees and options assumed in connection with the acquisitions of Mergent Systems and AppNet, Inc. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization amounted to approximately $39,820,000, $2,324,000 and $1,102,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

F–25

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK BASED COMPENSATION

    Pro forma information regarding results of operations and net loss per share is required by Financial Accounting Standard Number 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option valuation model with the following weighted-average assumptions: a risk-free interest rate of 6.2%, 5.7% and 5.8% for the years ended December 31, 2000, 1999 and 1998, respectively, no dividend yield, a weighted-average expected life of the options of 3.0 years for the year ended December 31, 2000 and 4.5 years for the years ended December 31, 1999 and 1998, a volatility factor of the expected market price of the Company's common stock of 135% for the period January 1, 2000 to December 31, 2000, 170% for the period July 1, 1999 to December 31, 1999 and 0% for the period January 1, 1999 to June 30, 1999 (minimal value method used in 1998).

    The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the Black-Scholes option valuation model, the Company's net loss and basic and diluted net loss per share would have been increased to the pro forma as adjusted amounts indicated below (in thousands except per share data):

	YEARS ENDED DECEMBER 31,
	2000	1999	1998
Net loss—pro forma as adjusted	$(880,895)	$(66,055)	$(25,562)

Basic and diluted net loss per share—pro forma as adjusted	$(5.24)	$(0.77)	$(1.40)

    The weighted average fair value of options granted, which is the value assigned to the options under FAS 123, was $47.06, $18.89 and $0.50 for options granted during the years ended December 31, 2000, 1999 and 1998, respectively.

    The pro forma impact of options on the net loss for the years ended December 31, 2000, 1999 and, 1998 is not representative of the effects on pro forma net income (loss) for future years, as future years will include the effects of additional years of stock option grants.

1999 EMPLOYEE STOCK PURCHASE PLAN

    As of December 31, 2000, 6,698,907 shares of common stock have been reserved for issuance under the 1999 Employee Stock Purchase Plan. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable two-year offering period or the last day of the applicable six month purchase period. In 2000, 1,985,365 shares of common stock were purchased under the plan at a weighted average price of $5.65 per share.

WARRANTS

    On November 30, 2000, the Company issued a warrant, in connection with services provided, to purchase 100,000 shares of common stock at an exercise price of $110.92. The warrant is exercisable

F–26

through March 17, 2005. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: risk free rate of 5.0%, weighted average contractual life of 4.3 years, 106% volatility and no dividend yield, which resulted in a value of $1,524,000. This amount was charged to operations during the period.

10. INCOME TAXES

    The following is a geographical breakdown of consolidated income (loss) before income taxes by income tax jurisdiction (in thousands):

	Year ended December, 31,
	2000	1999	1998
United States	$(308,411)	(50,187)	(22,879)
Foreign	(30,136)	(8,947)	(1,761)

Total	$(338,547)	(59,134)	(24,640)

    There has been no provision for U.S. federal or state income taxes for any period as the Company has incurred operating losses in all periods. During the years ended December 31, 2000 and 1999, the Company recorded foreign income tax provisions of $6,400,000 and $4,188,000, respectively, relating to taxes withheld from customer payments and remitted to foreign taxing jurisdictions on the Company's behalf and income taxes generated in certain foreign jurisdictions.

    A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statements of operations is as follows:

	Year ended December, 31,
	2000	1999	1998
US federal taxes (benefit) at statutory rate	(35.0)%	(35.0)%	(34.0)%
State	(5.3)%	(5.0)%	(4.0)%
Foreign	1.9%	7.1%	—
Acquisition related charges	24.7%	12.1%	—
Valuation allowance	15.6%	28.1%	38.0%
Other	—	(.2)%	—

Total	1.9%	7.1%	0.0%

F–27

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

	December 31,
	1999	2000
Deferred tax assets:
Net operating loss carryforwards	$157,128	41,667
Capitalized research and development costs	5,604	1,548
Deferred revenue	15,016	7,401
Tax credit carryforwards	6,072	1,322
Accrued costs and expenses	26,543	690

Deferred tax assets	210,363	52,628
Less: valuation allowance	(145,844)	(43,015)

Total deferred tax assets	64,519	9,613

Deferred tax liabilities:
Other identified intangible assets	(64,519)	(9,613)

Total deferred tax liabilities	(64,519)	(9,613)

Net deferred tax assets	$0	0

    Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $102,829,000, $29,212,000 and $8,455,000 during 2000, 1999 and 1998 respectively.

    The tax benefits associated with employee stock options provide a deferred tax benefit of $161.6 million as of December 31, 2000 which has been fully offset by a valuation allowance and will be credited to additional paid-in capital when realized.

    As of December 31, 2000, the Company had net operating loss carryforwards for federal income tax purposes of approximately $419,726,000, which expire in the years 2009 through 2020.

    The Company also had net operating loss carryforwards for state income tax purposes of approximately $204,233,000 expiring in the years 2002 through 2010.

    In addition, the Company had federal and state tax credit carryforwards of approximately $4,150,000 and $2,900,000 respectively, which expire in the years 2012 through 2020.

    Utilization of the Company's net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization.

11. PROFIT SHARING PLAN

    The Company has a profit sharing plan and trust under Section 401(k) of the Internal Revenue Code that covers substantially all employees. Eligible employees may contribute amounts to the plan via payroll withholdings, subject to certain limitations. The Company did not match contributions by plan participants during the year ended December 31, 2000. The Company began making matching contributions in 2001.

F–28

12. REVENUE BY GEOGRAPHIC AREA

    Revenue was derived from customers in the following geographic areas (in thousands):

	YEARS ENDED DECEMBER 31,
	2000	1999	1998
United States	$225,994	$9,733	$2,563
Europe, Middle East and Africa	119,372	8,877	—
Asia Pacific	47,419	7,743	—
Other	9,011	7,204	—

	$401,796	$33,557	$2,563

13. BUSINESS COMBINATIONS

APPNET, INC.

    Effective September 13, 2000, the Company acquired publicly traded AppNet, Inc. ("AppNet"), a premier provider of end-to-end Internet professional services. The acquisition was accounted for as a purchase transaction. The financial statements include operating results of AppNet from the date of the acquisition. The purchase consideration was approximately $1.653 billion, consisting of 27,887,280 shares of common stock with a fair value of approximately $1.266 billion and assumed options to acquire approximately 7 million shares of common stock with a fair value of approximately $363.1 million, and transaction costs of approximately $24.0 million.

    The purchase consideration was allocated to the acquired assets and assumed liabilities based on the estimated deemed fair values as follows (in thousands):

Cash	$39,122
Accounts receivable and other assets	16,414
Deferred compensation	169,166
Intangible assets:
Assembled workforce	28,000
Customer contracts	11,900
Internal proprietary software	3,500
Covenant not to compete	2,300
Goodwill	1,382,936

Total intangible assets	1,428,636

Total purchase consideration	$1,653,338

    Goodwill arising from the acquisition is amortized on a straight-line basis over three years. Other intangible assets are amortized over their estimated useful lives ranging from one to three years.

MERGENT SYSTEMS, INC.

    Effective January 7, 2000, the Company acquired Mergent Systems, Inc. ("Mergent"), a company specializing in enabling infomediaries and Global 3000 companies to create, operate, and manage product information systems and aggregated multivendor catalogs for e-commerce, in a transaction accounted for as a purchase. The consolidated financial statements include operating results of Mergent from the date of acquisition. The purchase consideration was approximately $148.4 million consisting of 1,742,190 shares of common stock with a fair value of $122.6 million, 219,010 options assumed with a fair value of $15.3 million, $238,000 of assumed liabilities, transaction costs of $250,000, and approximately $10.0 million in cash to the Mergent stockholders in this transaction.

F–29

    The purchase consideration will be allocated to the acquired assets and assumed liabilities based on the estimated deemed fair values as follows (in thousands):

Cash	$1,126
Accounts receivable and other assets	272
Intangible assets:
Purchased technology	7,884
Assembled workforce	373
Tradenames/patents	555
Goodwill	133,065

Total intangible assets	141,877

Purchased in-process research and development to be charged to operations in the three months ended March 31, 2000	5,142

Total purchase consideration	$148,417

    Goodwill arising from the acquisition will be amortized on a straight-line basis over five years. Other intangible assets will be amortized over their estimated useful lives ranging from one to five years.

    The value of the acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product revenues. The discounted cash flow analysis was based on management's forecast of future revenues, cost of revenues, and operating expenses related to the products and technologies purchased from Mergent. The calculation of value was then adjusted to reflect only the value creation efforts of Mergent prior to the close of the acquisition.

COMMERCEBID.COM, INC.

    Effective November 12, 1999, the Company acquired CommerceBid.com, Inc. ("CommerceBid"), a leading provider of business-to-business auction and reverse auction service solutions, in a transaction accounted for as a purchase. The consolidated financial statements include the operating results of CommerceBid from the date of acquisition. The purchase consideration was approximately $227.5 million consisting of 4,578,312 shares of common stock with a fair value of $217.1 million, 59,004 options assumed with a fair value of $2.8 million, $4.5 million in cash plus an additional $5.0 million in contingent consideration.

    The purchase consideration was allocated to the acquired assets and assumed liabilities based on deemed fair values as follows (in thousands):

Cash	$1,160
Accounts receivable and other assets	296
Intangible assets:
Purchased technology	23,646
Assembled workforce	385
Goodwill	195,707

Total intangible assets	219,738

Purchased in-process research and development charged to operations in the three months ended December 31, 1999	6,337

Total purchase consideration	$227,531

F–30

    Goodwill arising from the acquisition is amortized on a straight-line basis over four years. Other intangible assets are amortized over their estimated useful lives ranging from one to four years.

    The value of the acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product revenues. The discounted cash flow analysis was based on management's forecast of future revenues, cost of revenues, and operating expenses related to the products and technologies purchased from CommerceBid. The calculation of value was then adjusted to reflect only the value creation efforts of CommerceBid prior to the close of the acquisition.

VEO SYSTEMS, INC.

    Effective January 15, 1999, the Company acquired VEO Systems, Inc. ("VEO"), a company specializing in the creation of XML technology applications, in a transaction accounted for as a purchase. The consolidated financial statements include the operating results of VEO from the date of acquisition. The purchase consideration was approximately $23.2 million consisting of 11,794,130 shares of common stock with a fair value of $13.3 million, 1,200,249 shares of Series D prime preferred stock (having the same rights as Series D with an aggregate liquidation preference of $2,000,000) with a fair value of $2.8 million, 4,954,626 stock options with a fair value of $5.1 million, $258,000 of assumed liabilities, $400,000 in cash and $400,000 of acquisition costs. In addition, the Company advanced $950,000 in cash to VEO under a note receivable during 1998. An additional consideration of $400,000 in cash was paid to certain employees who remained employed through January 2000.

    The purchase consideration was allocated to the acquired assets and assumed liabilities based on deemed fair values as follows (in thousands):

Cash	$358
Accounts receivable and other assets	823
Intangible assets:
Purchased technology	2,274
Assembled workforce	541
Tradenames/patents	693
Goodwill	15,432

Total intangible assets	18,940

Purchased in-process research and development charged to operations in the three months ended March 31, 1999	3,037

Total purchase consideration	$23,158

    Goodwill arising from the acquisition is amortized on a straight-line basis over five years. Other intangible assets are amortized over their estimated useful lives ranging from two to five years.

    The value of the acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product revenues. The discounted cash flow analysis was based on management's forecast of future revenues, cost of revenues, and operating expenses related to the products and technologies purchased from VEO. The calculation of value was then adjusted to reflect only the value creation efforts of VEO prior to the close of the acquisition.

    The following unaudited pro forma adjusted summary represents the consolidated results of operations for the years ended December 31, 1999 and 2000 as if the acquisition of VEO,

F–31

CommerceBid, Mergent and AppNet had occurred January 1, 1999 and are not intended to be indicative of future results (in thousands, except per share data):

	December 31,
	2000	1999
Pro forma adjusted net revenue	$538,552	$143,297
Pro forma adjusted net loss	$(725,097)	$(804,749)
Pro forma adjusted net loss per share—basic and diluted	$(3.86)	$(6.73)
Number of shares used in pro forma share calculation—basic and diluted	187,647	119,646

    The pro forma results of operations include historical operations of the Company, VEO, CommerceBid, Mergent and AppNet adjusted to reflect certain pro forma adjustments, including amortization of goodwill and other intangible assets arising from the acquisition, and do not include charges for purchased in-process research and development of $14,516,000, since it is a non-recurring charge. These results do not purport to be indicative of what would have occurred had the acquisition been made as of that date or the results of operations which may occur in future periods.

14. COVISINT AGREEMENTS

    In December 2000, Commerce One, Ford Motor Company (Ford), General Motors Corporation (GM), DaimlerChrysler AG, Renault S.A. and Nissan Motor Co., Ltd. entered into several agreements relating to the formation of Covisint, LLC ("Covisint"), a Delaware limited liability company. Covisint is a business-to-business e-marketplace for procurement of goods and services by automakers, their suppliers and others. In connection with the formation of Covisint, the parties entered into a Technology Agreement pursuant to which Commerce One will indirectly license software and provide professional services and support and maintenance services to Covisint in exchange for cash compensation and a share of Covisint's e-marketplace revenue over a ten-year period. The Technology Agreement also includes certain exclusivity commitments of Covisint and Commerce One.

    In connection with the formation of Covisint, under the terms of a Formation Agreement, Commerce One agreed to undergo a corporate restructuring into a holding company. The holding company restructuring is subject to the approval of the stockholders of Commerce One. If the restructuring is approved, all of Commerce One's outstanding shares of common stock will automatically be converted into shares of common stock of the holding company at a one-for-one conversation rate. As a result, Commerce One will become a wholly owned subsidiary of the new holding company. The holding company will continue the business of Commerce One and become the publicly traded entity. Subject to certain conditions relating to stockholder approval of the transaction, the holding company will receive a two percent equity interest in Covisint. Commerce One's agreements relating to Covisint generally replace Commerce One's agreements relating to GM TradeXchange. Upon the execution of the Formation Agreement, the Commerce One holding company issued 14.4 million shares of its common stock to Ford and 14.4 million shares of its common stock to GM. Half of each of Ford's and GM's shares will be held in escrow and will be released to Ford and GM in December 2002, unless certain conditions under the Formation Agreement are not satisfied, in which case the shares will be released in June 2004.

    In addition, pursuant to a Standstill and Stock Restriction Agreement entered into between Commerce One, the new holding company, Ford and GM, all of the shares of stock issued to Ford and GM will generally be subject to transfer restrictions for three years subject to certain exceptions. Ford and GM have also agreed to certain "standstill" restrictions that will generally limit their ability to acquire individually more than 9.95%, or collectively more than 19.9%, of Commerce One's outstanding common stock for three years, and individually 12.5% and collectively 25% thereafter. In addition, for a period of three years, Ford and GM generally agreed to vote their shares in accordance

F–32

with the recommendations of the Commerce One's Board of Directors with respect to nominees to the Board of Directors and increases in Commerce One authorized capital stock and amendments to stock option plans and employee stock purchase plans approved by Commerce One's Board of Directors. Under a Registration Rights Agreement entered into between Commerce One, Ford and GM, Ford and GM are entitled to registration rights generally beginning after three years, subject to certain exceptions.

    If the restructuring is not approved by Commerce One's stockholders, the Covisint agreements will remain in place. Commerce One will in that case remain a publicly traded entity and will issue a total of 28.8 million shares of Commerce One common stock directly to Ford and GM in exchange for the 28.8 million shares of the holding company common stock currently held by them. In either event, the shares of Commerce One common stock issued to Ford and GM will be subject to similar escrow, standstill and voting provisions, and will be entitled to the same registration rights described above whether or not the corporate restructuring takes place.

    Commerce One has recorded in stockholders' equity the fair value of its contractual obligation to issue 28.8 million shares of common stock to GM and Ford (either through the restructuring transaction or directly) in the amount of $880,200,000. This amount was determined based on the fair value of the underlying Commerce One common shares on the date the agreements were entered into, less a discount for the escrow and transfer restrictions described above. This amount was allocated to rights under the Technology Agreement ($849,350,000) and the rights to obtain an equity interest in Covisint ($30,850,000). In addition the Company incurred $1,582,000 in transaction related costs. The amounts allocated to the Technology Agreement and the related transaction costs are included in intangible assets (Note 4) and are being amortized by charges to operating costs and expenses by the straight-line method over the ten-year term of the agreement. The amount allocated to the rights to obtain an equity interest in Covisint is included in investments and other assets (Note 5). During the year ended December 31, 2000, Commerce One recorded service revenues of $550,000 under the Technology Agreement and $19,982,000 under predecessor agreements relating to the GM TradeXchange.

15. SELECTED QUARTERLY COMBINED FINANCIAL DATA (UNAUDITED)

    A summary of the Company's quarterly financial results follows (in thousands, except per share data).

	Year ended December 31, 2000 Quarter Ended
	March 31	June 30	September 30	December 31
Total revenues	$35,009	$62,704	$112,684	$191,399
Loss from operations	(45,186)	(42,859)	(62,496)	(195,023)
Net loss	(43,645)	(43,147)	(60,646)	(197,509)
Basic and diluted net loss per share	$(0.29)	$(0.28)	$(0.37)	$(0.99)
	Year ended December 31, 1999 Quarter Ended
	March 31	June 30	September 30	December 31
Total revenues	$2,104	$4,202	$10,363	$16,888
Loss from operations	(12,327)	(11,457)	(11,929)	(26,723)
Net loss	(12,311)	(11,826)	(10,356)	(28,829)
Basic and diluted net loss per share	$(0.14)	$(0.69)	$(0.17)	$(0.20)

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16. SUBSEQUENT EVENTS

Acquisition of Exterprise, Inc.

    On March 20, 2001, we signed definitive agreements to acquire Exterprise, Inc., a provider of platform solutions that enable the rapid development and deployment of e-commerce applications for e-marketplaces. The acquisition is structured as a merger and will be accounted for as a purchase transaction. The agreement provides that we will issue up to 7.5 million shares of our common stock for all outstanding equity securities of Exterprise. The acquisition is subject to Exterprise stockholder approval, regulatory approval and other customary closing conditions. We expect to complete the acquisition of Exterprise in the second quarter of 2001.

Stock Option Exchange Program

    On March 5, 2001, the Company announced a voluntary stock option exchange program for our employees. Under the program, our employees have been given the opportunity to elect to cancel outstanding stock options held by them in exchange for an equal number of new options to be granted at a future date. These elections must be made by April 6, 2001. The exercise price of these new options will be equal to the fair value of the Company's common stock on the date of grant, which will be made between October 8, 2001 and December 7, 2001. The exchange program is not available to our outside directors, consultants or former employees.

17. EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT AUDITORS

    On June 28, 2001, Commerce One, New Commerce One Holding, Inc. ("New Commerce One Holding") and SAP Aktiengesellschaft ("SAP AG") entered into a share purchase agreement and related agreements providing for Commerce One's issuance of 47,484,767 shares of its common stock to SAP AG at a purchase price of $4.75 per share, for a total purchase price of approximately $225 million. The agreements were entered into in connection with an amendment to the strategic alliance agreement between Commerce One and SAP AG. The transaction is subject to customary closing conditions, including the receipt of Hart-Scott-Rodino antitrust approval and the continuing effectiveness of the strategic alliance agreement.

    SAP AG is generally prohibited from transferring its shares for three years from the date of the closing, although it may sell up to 10% of its shares during the first year after the closing, up to 30% during the second year and up to 50% during the third year, subject to certain limitations on open market sales and transfers to persons who after the transfer will hold in excess of 10% of Commerce One's voting power. These restrictions on transfer terminate on the earliest to occur of a change of control of Commerce One, the termination of the strategic alliance agreement (other than as a result of a material breach of the strategic alliance agreement by SAP AG) and the third anniversary of the agreements. SAP AG is also prohibited from transferring the shares to a competitor of Commerce One for six years from the closing date, except in open market transactions. Commerce One has a right of first refusal on any private sale of shares by SAP AG for 54 months following the closing.

    SAP AG also agreed to certain standstill restrictions that, for three years following the date of share purchase agreement, generally restrict SAP AG's ability to acquire more than 23% of Commerce One's outstanding common stock, seek control of Commerce One, or participate in groups with respect to the holding or voting of Commerce One's stock. The standstill obligations terminate prior to three years from the date of the share purchase agreement upon the occurrence of certain events, such as a change of control of Commerce One or the acquisition of more than 15% of Commerce One by certain named competitors of SAP AG. These obligations are also suspended in the event of an offer for such a change of control or acquisition, but will be reinstated if the offer is withdrawn or terminated. SAP AG also remains subject to the operation of Commerce One's shareholder rights plan, which was

F–34

amended to permit SAP AG to beneficially own shares of Commerce One common stock up to the 23% standstill limit.

    Until the earlier of three years from the closing or the end of the standstill period, SAP AG has the right to maintain its pro rata ownership of Commerce One's outstanding shares in the event Commerce One issues additional securities in a private transaction. In addition, SAP AG is entitled to certain registration rights, after one year with respect to shares purchased by SAP AG from Commerce One prior to the transaction, and after two years with respect to the other shares it currently owns, shares acquired in the transaction and any shares it acquires from Commerce One in the future. SAP AG also received the right to nominate a director for election to Commerce One's board of directors for as long as SAP AG owns ten percent or more of Commerce One's common stock. If SAP AG is entitled to nominate a director but no director is nominated or available to attend a meeting of Commerce One's board of directors, SAP AG may send an observer to attend. SAP AG also generally agreed to vote its shares in proportion with the other stockholders of Commerce One only with respect to nominees to Commerce One's board of directors and stockholder proposals to amend or rescind Commerce One's rights plan or SAP AG's standstill agreement during the standstill period. There are no other restrictions on SAP AG's voting rights.

    The number of shares of common stock to be sold to SAP AG may be reduced if Commerce One stockholder approval for the sale would be required under Delaware law or the rules of the Nasdaq Stock Market, but in no event shall less than 40,000,000 shares be sold. Upon Commerce One's reorganization into a holding company, New Commerce One Holding will assume the obligations of Commerce One under the agreements.

    The above summary is not complete and is qualified in its entirety by the terms of Share Purchase Agreement, Standstill and Stock Restriction Agreement and Investor Rights Agreement which are filed as exhibits to New Commerce One Holding's Current Report on Form 8-K filed with the Commission on July 10, 2001.

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COMMERCE ONE, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

ACCOUNTS RECEIVABLE ALLOWANCES (in thousands)

	Balances at Beginning of Period	Acquisitions	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balances at End of Period
Year ended December 31, 1998	$70	$0	$251	$—	$(26)	$295

Year ended December 31, 1999	$295	$0	$213	$—	$(15)	$493

Year ended December 31, 2000	$493	$9,154	$2,657	$2,510	$(4,639)	$10,175

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    (b) Unaudited Pro Forma Condensed Combined Financial Information.

    The unaudited pro forma condensed combined financial information for New Commerce One set forth below gives effect to the recapitalization and reorganization of Commerce One into a holding company structure through the merger of a wholly-owned subsidiary of New Commerce One into Commerce One. New Commerce One will continue the business and operations of Commerce One as the parent holding company of Commerce One.

    The unaudited pro forma condensed combined balance sheet combines the consolidated balance sheets of Commerce One and New Commerce One as of March 31, 2001. The unaudited pro forma condensed combined statements of operations combine the consolidated statements of operations for Commerce One and New Commerce One for the three months ended March 31, 2001. The unaudited pro forma condensed combined statements of operations give effect to the proposed reorganization of Commerce One and into a holding company structure as if it had occurred on March 31, 2001.

    The information set forth below should be read in conjunction with the accompanying notes thereto, Commerce One's historical consolidated financial statements and related notes thereto in this current report and the historical financial statement of New Commerce One as of March 31, 2001 and related notes thereto incorporated by reference in this current report, and other information related to New Commerce One and Commerce One included or incorporated by reference in this registration statement, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" of Commerce One incorporated by reference in this prospectus from Commerce One's Annual Report on Form 10-K for the year ended December 31, 2000. The unaudited pro forma condensed combined financial information does not purport to represent what the consolidated results of operations or financial condition of Commerce One would actually have been if the reorganization into a holding company had in fact occurred on March 31, 2001 or to project the future consolidated results of operations or financial condition of New Commerce One.

Commerce One, Inc.
(formerly New Commerce One Holding, Inc.)
Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2001
(in thousands)

	HISTORICAL
	Commerce One	New Commerce One	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$130,699	$—	$—	$130,699
Short-term investments	118,674	—	—	118,674
Accounts receivable, net	167,869	—	—	167,869
Prepaid expenses and other current assets	20,739	45	(45)	20,739

Total current assets	437,981	45	(45)	437,981
Property and equipment, net	114,566	—	—	114,566
Investments and other assets	38,213	—	—	38,213
Goodwill and other intangible assets, net	2,251,444	—	—	2,251,444

Total assets	$2,842,204	$45	$(45)	$2,842,204

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$42,144	$—	$—	$42,144
Accrued compensation and related expenses	34,893	—	—	34,893
Current portion of notes payable	4,510	—	—	4,510
Deferred revenue	51,684	—	—	51,684
Other current liabilities	85,381	—	—	85,381

Total current liabilities	218,612	—	—	218,612
Notes payable	19,000	—	—	19,000
Stockholders' equity:
Common stock	3,410,634	—	—	3,410,634
Deferred stock compensation	(129,432)	—	—	(129,432)
Notes receivable from stockholder	(129)	—	—	(129)
Accumulated (deficit) earnings	(676,037)	45	(45)	(676,037)
Accumulated other comprehensive loss	(444)	—	—	(444)

Total stockholders' equity	2,604,592	—	—	2,604,592

Total liabilities and stockholders' equity	$2,842,204	$45	$(45)	$2,842,204

See accompanying notes to unaudited pro forma condensed combined financial information.

Commerce One, Inc.
(formerly New Commerce One Holding, Inc.)
Unaudited Pro Forma Condensed Combining Statements of Operations
Three Months Ended March 31, 2001
(in thousands, except per share amounts)

	HISTORICAL
	Commerce One	New Commerce One	Pro Forma Adjustments	Pro Forma Combined
Revenues:
License fees	$69,414	$—	$—	$69,414
Services	100,859	45	(45)	100,859

Total revenues	170,273	45	(45)	170,273
Costs and expenses:
Cost of license fees	23,934	—	—	23,934
Cost of services	81,008	—	—	81,008
Sales and marketing	59,205	—	—	59,205
Product development	29,712	—	—	29,712
General and administrative	23,951	—	—	23,951
Restructuring costs	14,099	—	—	14,099
Amortization of deferred stock compensation	24,348	—	—	24,348
Amortization of goodwill and other intangible assets	142,755	—	—	142,755

Total costs and operating expenses	399,012	—	—	399,012
Loss from operations	(228,739)			(228,739)
Interest income and other, net	2,805	—	—	2,805

Loss before income taxes	(225,934)			(225,934)
Provision for income taxes	2,600	—	—	2,600

Net loss	$(228,534)	$45	$(45)	$(228,534)

Basic and diluted net loss per share attributable to common stockholders	$(1.02)	$—	$—	$(1.02)

Number of shares used in calculation of basis and diluted net loss per share	223,820	28,800	(28,800)	223,820

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

    The operations of New Commerce One during the three months ended March 31, 2001, consisted of the recording of 1% of all revenues earned by its wholly-owned subsidiary, CVX Holdco, Inc. in connection with the Covisint technology agreement, under which Commerce One earns 99% of the revenues in exchange for its licenses and services.

    Common stock authorized, issued and outstanding is as follows at March 31, 2001:

	Commerce One	New Commerce One	Pro Forma
Authorized	950,000,000	30,000,000	950,000,000
Issued and outstanding (1)	225,439,641	28,800,000	225,439,641

(1)
Including 28,800,000 shares issued to Ford and GM in connection with the reorganization into a holding company structure.

(c)
Exhibits.

Exhibit Number
2.1	Agreement and Plan of Merger, dated April 25, 2001 by and among Commerce One, Inc., New C1 Merger Corporation, and New Commerce One Holding, Inc.(1)
2.2	Amendment No. 1 to Agreement and Plan of Merger dated July 11, 2001, by and among Commerce One, Inc., New C1 Merger Corporation and New Commerce One Holding, Inc.
3.1	Restated Certificate of Incorporation of New Commerce One Holding, Inc. filed with the Secretary of State of Delaware on July 11, 2001.
3.2	Amended and Restated Bylaws of New Commerce One Holding, Inc. effective July 11, 2001.
23.1	Consent of Ernst & Young, LLP, Independent Auditors.

(1)
Previously filed as Exhibit 2.2 to the Registrant's Registration Statement on Form S-4 filed with the Commission on April 27, 2001 (Registration File No. 333-58558).

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE ONE, INC.
/s/ Robert M. Tarkoff Robert M. Tarkoff Senior Vice President Worldwide Development, General Counsel and Secretary

Date: July 12, 2001

EXHIBIT INDEX

Exhibit Number
2.1	Agreement and Plan of Merger, dated April 25, 2001 by and among Commerce One, Inc., New C1 Merger Corporation, and New Commerce One Holding, Inc.(1)
2.2	Amendment No. 1 to Agreement and Plan of Merger dated July 11, 2001, by and among Commerce One, Inc., New C1 Merger Corporation and New Commerce One Holding, Inc.
3.1	Restated Certificate of Incorporation of New Commerce One Holding, Inc. filed with the Secretary of State of Delaware on July 11, 2001.
3.2	Amended and Restated Bylaws of New Commerce One Holding, Inc. effective July 11, 2001.
23.1	Consent of Ernst & Young, LLP, Independent Auditors.

(1)
Previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-4 filed with the Commission on April 27, 2001 (Registration File No. 333-58558).

QuickLinks

  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements and Exhibits
Commerce One, Inc. Condensed Consolidated Balance Sheets (In thousands, except share data)
Commerce One, Inc. Condensed Consolidated Statements of Operations (unaudited) (In thousands, except per share data)
Commerce One, Inc. Condensed Consolidated Statement of Cash Flows (unaudited) (In thousands)
Commerce One, Inc. Notes to Condensed Consolidated Financial Statements
REPORT OF ERNST AND YOUNG LLP, INDEPENDENT AUDITORS
COMMERCE ONE, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share data)
COMMERCE ONE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
COMMERCE ONE, INC. CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) (In thousands, except share data)
COMMERCE ONE, INC. CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) (In thousands, except share data)
COMMERCE ONE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
Commerce One, Inc. (formerly New Commerce One Holding, Inc.) Unaudited Pro Forma Condensed Combined Balance Sheet March 31, 2001 (in thousands)
Commerce One, Inc. (formerly New Commerce One Holding, Inc.) Unaudited Pro Forma Condensed Combining Statements of Operations Three Months Ended March 31, 2001 (in thousands, except per share amounts)
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
SIGNATURE
EXHIBIT INDEX